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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                -----------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of Earliest Event Reported): OCTOBER 29, 1997



                                    DVI, INC.
             (Exact Name of Registrant as Specified in Its Charter)



          DELAWARE                  0-16271                      22-2722773
(State or Other Jurisdiction      (Commission                  (IRS Employer
      of Incorporation)            File No.)                 Identification No.)




500 HYDE PARK, DOYLESTOWN, PENNSYLVANIA                             18901
(Address of Principal Executive Office)                          (Zip Code)



Registrant's Telephone Number, Including Area Code: (215) 345-6600




                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)
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ITEM 9.  SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

      The following information is furnished in accordance with Item 701 of Regulation S-B as to certain equity securities of DVI, Inc. (the "Registrant") sold by the Registrant that were not registered under the Securities Act of 1933, as amended, in reliance upon Regulation S promulgated thereunder:

      (a) Date, Title and Amount of Securities Sold. On October 29, 1997, the Registrant completed the sale of an aggregate of 300,000 shares (the "Shares") of the Registrant's common stock, par value $.005 per share.

      (b) Names of Principal Underwriters, Purchasers. The Shares were not publicly offered by the Registrant. The purchasers of the Shares were: (i) Banco Della Svizzera Italiana - 90,000 shares; (ii) Banque Cantonale Vaudoise - 50,000 shares; (iii) Fidurhone S.A. - 10,000 shares; (iv) Triaxis Trust AG - 100,000 shares; and (v) Bank Julius Baer & Co. ltd. - 50,000 shares, each an unrelated, non-affiliated, non-U.S. person.

      (c) Total Offering Price; Consideration Received. The Shares were priced at a 5% discount to the last reported sale price of $18.00 on October 15, 1997 which was the last trading date prior to the date an agreement in principal was reached with respect to the pricing of the Shares. Total consideration paid by the purchasers of the Shares was $5,130,000, of which the Registrant received $4,860,000 (net of related offering expenses) after the payment of a commission of $130,230 to Vollenweider and Bottinelli and a finder's fee of $130,230 to Bay City Capital in connection with the placement of the Shares. Bay City Capital currently is providing investor relations services to the Registrant for which it is being separately compensated.

      (d) Exemption from Registration Claimed. Each of the purchasers is an unrelated, non-affiliated, non-U.S. person, eligible for utilization of Regulation S under the Securities Act as not being a "U.S. Person," as such term is defined in Rule 902(o) of Regulation S. Each of such purchasers has represented and warranted in an Offshore Securities Purchase Agreement that it is eligible to utilize such exemption.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    DVI, INC.



                                    By: /s/Steven R. Garfinkel
                                       Steven R. Garfinkel
                                       Chief Financial Officer

Date: October 29, 1997


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